Exhibit 5.1

[LETTERHEAD OF GOODWIN PROCTER LLP]

September 10, 2015

DCT Industrial Trust Inc.

518 17th Street, Suite 800

Denver, Colorado 80202

Re: Securities Being Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering of 3,053,259 shares (the “Shares”) of the common stock, $0.01 par value per share (“Common Stock”), of DCT Industrial Trust Inc., a Maryland corporation (the “Company”). The Shares may be issued from time to time by the Company to the extent that certain holders of 3,053,259 units of limited partnership interest (the “Common Units”) in DCT Industrial Operating Partnership LP, a Delaware limited partnership (the “Operating Partnership”), in accordance with the terms of the Operating Partnership’s Amended and Restated Limited Partnership Agreement, as amended (the “Partnership Agreement”), tender the Common Units to the Operating Partnership for redemption and the Company exercises its contractual right to acquire such tendered Common Units in exchange for the Shares.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Maryland General Corporation Law (which includes reported judicial decisions interpreting the Maryland General Corporation Law).

For purposes of the opinion set forth below, we have assumed that, in the future, the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock that the Company is authorized to issue under its charter such that the number of authorized but unissued shares of Common Stock under the Company’s charter is less than the number of unissued Shares.

Based on the foregoing, we are of the opinion that, when and to the extent issued in exchange for the Common Units as provided in the Partnership Agreement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration

DCT Industrial Trust Inc.

September 10, 2015

Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP

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